As filed with the Securities and Exchange Commission on December 21, 1998

                                                 Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                           GREG MANNING AUCTIONS, INC.
             (Exact name of registrant as specified in its charter)

          New York                  7389                    22-2365834
     (State or other       (Primary Standard Industrial     (I.R.S. Employer
     jurisdiction of       Classification Code Number)     Identification No.)
     incorporation or
     organization)

                              775 Passaic Avenue
                        West Caldwell, New Jersey 07006
                                 (973) 882-0004
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                                ----------------

                                  GREG MANNING
                               775 Passaic Avenue
                         West Caldwell, New Jersey 07006
                                 (973) 882-0004
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                -----------------

                                   COPIES TO:

                            SCOTT S. ROSENBLUM, ESQ.
                              PETER G. SMITH, ESQ.
                       Kramer Levin Naftalis & Frankel LLP
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 715-9100

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If the securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. |X|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _______

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _______

         If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                          CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                   Number of            Proposed
                                                    Shares               Maximum         Proposed Maximum
               Title of Shares                       to be           Offering Price          Aggregate              Amount of
              to be Registered                    Registered            Per Share        Offering Price(1)       Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share.........     200,000              $13.03             $2,606,250                 $525
====================================================================================================================================

(1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low sales prices for the Common Stock reported on the Nasdaq SmallCap Market on December 14, 1998.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

PROSPECTUS                                                 SUBJECT TO COMPLETION
                                                              DECEMBER 21, 1998


                                 200,000 SHARES

                           GREG MANNING AUCTIONS INC.

                                  COMMON STOCK

                                   ----------

         The shares of common stock of Greg Manning Auctions, Inc. (the Company" or "GMA") covered by this Prospectus are being offered and sold by Brown
Brothers Harriman & Co., the selling stockholder ("Brown Brothers" or the "Selling Stockholder"). GMA will not receive any of the proceeds from the sale of the shares offered by the Selling Stockholder.

         No underwriting is being used in connection with this offering of common stock. The shares of common stock are being offered without underwriting discounts. GMA will pay the expenses of this registration. The Selling Stockholder will pay any normal brokerage commissions, discounts and fees. Consequently, the Selling Stockholder's net proceeds from its sale of shares will be the purchase price of the shares sold, less its expenses.

         GMA's common stock is traded on the Nasdaq SmallCap Market under the symbol "GMAI". On December 16, 1998, the last sale price for GMA's common stock, as reported on the Nasdaq SmallCap Market, was $14.94 per share.

         Investing in GMA's common stock involves certain risks. See "Risk Factors" beginning on page 3.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The information in this Prospectus is not complete and may be changed. These securities may mot be sold until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                   ----------

                The date of this Prospectus is December __, 1998.

                                TABLE OF CONTENTS


Where You Can Find More Information...........................................2

About GMA.....................................................................3

Risk Factors..................................................................3

Use of Proceeds...............................................................5

Selling Stockholder...........................................................6

Plan of Distribution..........................................................6

Legal Matters.................................................................6

Experts.......................................................................6

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the Selling Stockholder sells all the shares:

         The  following  documents  are  incorporated  by  reference  into  this
Prospectus:

      o Annual Report on Form 10-KSB for the fiscal year ended June 30, 1998;

      o Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998;

      o     Current Report on Form 8-K filed November 13, 1998; and

      o The description of GMA's capital stock set forth in its Registration Statement under the Securities Exchange Act of 1934, as amended, on Form 8-A filed with the SEC on May 14, 1993.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

         Investor Relations Manager
         Greg Manning Auctions, Inc.
         775 Passaic Avenue
         West Caldwell, New Jersey 07006
         Telephone number: (973) 882-0004

         You should rely on the information incorporated by reference or provided in this Prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The Selling Stockholder will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date shown on the front of those documents.

                               RECENT DEVELOPMENTS


         On  October  29,  1998,  GMA  acquired  all of  the  capital  stock  of
Teletrade, Inc. ("Teletrade"), a New York-based company which operates an online, telephone and internet-based auction system for the sale of collectibles, principally certified coins, gemstones, sports trading cards and sports memorabilia. The purchase price for Teletrade was approximately $6 million, consisting of $1.8 million in GMA common stock, $3.0 million in cash and $0.75 million in promissory notes. The cash used for the acquisition was available from the purchase by each of Leon Liebman, Greg Manning and Afinsa Bienes Tangibles S.A. of 200,000 shares of GMA Common Stock and the term loan from Brown Brothers described below. In connection with the purchase of Teletrade, Mr. Liebman was elected to the board of directors of GMA.

         Immediately prior to the consummation of the Teletrade acquisition, GMA secured a term loan from Brown Brothers in the amount of $1.5 million, bearing interest at the rate of 10% per annum, payable monthly. The loan is secured by all personal property and fixtures of GMA, including accounts, contract rights, equipment, inventory and general intangibles, and including the personal property and fixtures of Teletrade.


                                  RISK FACTORS

         Before investing in our common stock, you should be aware that there are various risks involved in such an investment. You should carefully consider the following risk factors and other information in this Prospectus before deciding to invest in GMA common stock.

Recent Results of Operations

         The Company incurred net losses of $231,552 for the fiscal year ended June 30, 1998, and net income of $209,621 for the fiscal quarter ended September 30,1998. The net income for the quarter ended September 30, 1998 was attributable to a gain of approximately $289,544 (net of taxes) from the sale of certain investment securities, offset primarily by an operating loss of $60,460 (net of taxes).

         The Company believes that its recent results are attributable primarily to lower expenses, higher gross margins as a percentage of sales and increased revenues from commissions. The Company has implemented a cost reduction program and has begun to explore new sources of collectibles in an effort to increase margins and revenues from commissions (primarily through its recently acquired Teletrade subsidiary). There can be no assurance, however, that these steps (or any others will result in a significant improvement in the Company's financial condition, on either a short or long-term basis.

         In addition, the Company is a party to a revolving credit and term loan facility with Brown Brothers. At November 30, 1998, borrowings under the revolving credit facility and term loans totaled $4,252,000 and $1,631,250, respectively. Brown Brothers has agreed that, absent a material adverse change (as determined by Brown Brothers) or event of default, it will provide the Company with a 120-day period prior to issuing a demand for repayment, provided that the Company is in compliance with certain financial and operating guidelines. At June 30, 1998, the Company was not in compliance with a guideline relating to the formula of earnings before interest, depreciation and taxes to interest expense. As a result, Brown Brothers had the right under the loan facility to demand immediate repayment of all amounts outstanding without the otherwise applicable 120-day advance notice period. The Company believes that at September 30, 1998, it was in compliance with such guidelines.


Uncertainty of Market Conditions

         The business of the Company is substantially dependent upon obtaining collectibles on consignment for sale at auction, and to a lesser extent, the ability of the Company to purchase collectibles outright for sale at auction. At times there is a limited supply of collectibles available for sale by the Company, and such supply varies from time to time. While the Company generally has not experienced a lack of collectibles that has prevented it from conducting appropriately sized auctions on an acceptable schedule, no assurance can be given that the Company will be able to obtain consignments of suitable quantities of collectibles in order to conduct auctions of the size, and at the times, the Company may desire in the future. The Company's inability to do so would have a material adverse effect on the Company.

         The Company's ability to acquire inventory for sale depends on its success in marketing its services to owners of property, the quality of such services, the ability of the Company to sell property consigned to it, and the conditions in the worldwide stamp, coins and other collectibles markets, such as price levels and the tastes and demands of collectors. A decline in the price levels of, or the demand for, stamps, coins and other collectibles could result in a decrease in the dollar value of stamps, coins and other collectibles sold at auction, and a resulting reluctance of owners to consign collectibles for sale at auction. The Company has not, however, observed a general decrease in the prices of collectibles during recent years. The Company believes that only very substantial decreases in the price levels of collectibles sold by it would materially adversely affect the Company's business. With respect to stamps, which has historically been the Company's core business area, and coins, which has been an important core business area for Teletrade, price levels and demand have traditionally not been adversely affected by negative economic conditions, primarily because the company's worldwide supplier and customer base has continued to utilize the services of the Company even during recessionary periods. In fact, during the recessionary period of the early 1990s, the Company's sales increased (and have continued to increase), and the Company did not and has not observed any decline in prices at which stamps have sold. There can be no assurances, however, that price levels and demand will not decrease in the future, whether as a result of decline in general economic conditions or otherwise. The Company believes that the stamp and coin market remained stable during the recent recessionary period because the predominate participants are collectors and professional dealers, and not investors. In addition, the Company has observed an increase in the general market for sports trading cards and sports memorabilia, into which the Company had expanded prior to the Teletrade acquisition and in which Teletrade has been active. The sports collectibles market is, however, more volatile than the stamp and coin market because the predominate participants are investors. In addition, this market has only recently developed and accordingly does not have the relatively lengthy history of the stamp market.

Dependence on Existing Management

         The development and success of the Company's business has been and will continue to be dependent substantially upon its President, Chairman and Chief Executive Officer, Greg Manning, and significantly upon its Executive Vice President, William T. Tully, Jr. The unavailability of Mr. Manning, for any reason, would have a material adverse effect upon the business, operations and prospects of the Company, and the unavailability of Mr. Tully could adversely affect the Company's expansion prospects if a suitable replacement is not engaged. The Company has entered into an employment agreement with Mr. Manning through June 30, 1999. The Company also currently owns a life insurance policy on Mr. Manning's life with benefits payable to the Company in the amount of $1,000,000. In addition, the Company's board of directors recently approved an extension of Mr. Tully's employment terms through June 30, 2001.

Extension of Credit

         The Company frequently grants credit to certain purchasers at its auctions permitting them to take immediate possession of auctioned property on an open account basis, within established credit limits, and to make payment in the future, generally within 30 days. This practice facilitates the orderly conduct and settlement of auction transactions, and enhances participation at the Company's auctions. In such events, however, the Company is liable to the seller who consigned the property to the Company for the net sale proceeds even if the buyer defaults on payment to the Company. While the dollar volume of the Company's potential exposure from this practice may be substantial at any particular point in time, this practice has not resulted in a material loss to the Company. This is primarily because the Company evaluates customers' creditworthiness on a case-by-case basis and only extends credit to purchasers whom the Company deems creditworthy; generally such purchasers are professional dealers or collectors who have regularly purchased property at the Company's auctions or whose reputations within the industry are known and respected by the Company.

Competition

         The business of selling stamps, coins and other collectibles at auction is highly competitive. The Company competes with number of auction houses throughout the United States and the world. While the

Company believes that there is no dominant company in the stamp or coin auction or collectibles businesses in which it operates, there can be no assurances that other concerns with greater financial and other resources and name recognition will not enter the market.

Dividend Policy

         The Company has never declared or paid a dividend on its common stock, and management expects that a substantial portion of the Company's future earnings will be retained for expansion or development of the Company's business. Whether the Company will pay dividends in the future will be at the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, operations, capital requirements and surplus, the general financial condition of the Company, restrictive covenants in loan or other agreements to which the Company may become subject, and such other factors as the Board of Directors may deem to be relevant.

Control of the Company by Greg Manning

         Greg Manning, Chairman of the Board, President and Chief Executive Officer of the Company, beneficially owns and controls the vote of approximately 26.75% of the outstanding shares of the Company common stock. Such concentration of ownership, not subject to any voting restrictions, could limit the price that certain investors might be willing to pay in the future for Common Stock. In addition, Mr. Manning is in a position to impede transactions that maybe desirable for other shareholders including, without limitation, making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company.

Shares Eligible for Future Sale

         The prevailing market price of the Common Stock could be adversely affected by future sales of substantial amounts of Common Stock by existing shareholders. Greg Manning owns approximately 26.75% of the outstanding Common Stock, which he may sell in whole or in part subject to applicable requirements for registration under the Securities Act or under applicable exemptions which limit the manner and volume of sales. 100,000 of the shares owned by Mr. Manning represent shares underlying certain currently exercisable options granted to Mr. Manning pursuant to the Company's Stock Option Plan. Such shares, together with the shares underlying the options granted and to be granted to all other officers, employees and directors of the Company pursuant to the Company's Stock Option Plan, have been registered under the Securities Act and accordingly may be sold without restriction. Mr. Manning has, however, advised the Company that he has no present intention of selling the Company's shares owned by him and that such registration is being done solely for the purpose of Mr. Manning's estate and tax planning. In addition, an aggregate of 815,000 shares of Common Stock issued to Leon Liebman the Teletrade acquisition and issuable pursuant to options granted to Leon Liebman and Bernard Rome, both former stockholders of Teletrade, at that time, are subject to certain rights to request registration in the future, although it is agreed that such shares may not be sold for a minimum of one year after the Teletrade acquisition

Certain Anti-Takeover Provisions

         The Company's Restated Certificate of Incorporation and Amended and Restated Bylaws contain certain provisions (including the Board of Directors' authority to issue shares of preferred stock with such lawful rights and preferences as it may choose) that could have the effect of either making it more difficult for a third party to acquire or discouraging a third party from attempting to acquire, control of the Company without negotiating with its Board of Director. Such provisions could limit the price that certain investors might be willing be to pay in the future for the Company's securities. Certain of such provisions provide for a clarified Board of Directors with staggered terms, allow the Company to issue preferred stock with rights senior to the Common Stock, and impose various procedural and other requirements which could make it more difficult for stockholders to effect certain caproate actions.


                                 USE OF PROCEEDS

         All net proceeds from the sale of the GMA common stock offered hereby will go to the Selling Stockholder.

                               SELLING STOCKHOLDER

         As of December 18, 1998, Brown Brothers owned a warrant to purchase 200,000 shares of GMA common stock at an exercise price of $2.00 per share. All of the 200,000 shares issuable by GMA to Brown Brothers upon exercise of Brown Brothers' warrant are being offered for resale pursuant to this Prospectus. The warrant was originally issued to Brown Brothers in connection with the term loan made by Brown Brothers to GMA for purposes of the Teletrade acquisition. Before this offering, the 200,000 shares issuable upon exercise of Brown Brothers' warrant represented 3.3% of the outstanding GMA common stock. After completion of the sale of shares in the offering, Brown Brothers will not own any GMA common stock.


                              PLAN OF DISTRIBUTION

         GMA will pay all expenses of registration of the common stock offered hereby, other than commissions, discounts and fees of brokers, dealers or agents. GMA will not receive any of the proceeds from the sale of the common stock by Brown Brothers.

         The common stock may be sold from time to time by Brown Brothers. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise, at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. Brokers or dealers involved in the sale may receive commissions or discounts in connection with such sale in amounts to be negotiated (and, if such broker or dealer acts as agent for the purchaser of such shares of GMA common stock, from such purchaser).

         GMA has agreed with the Selling Stockholder to keep the Registration Statement, of which this Prospectus is a part, effective for a period ending 180 days from the date of this Prospectus or on any earlier date on which all of the shares offered by this Prospectus have been sold and the distribution contemplated by this Prospectus has been completed, subject to certain exceptions and limitations. In addition, GMA has agreed to indemnify the Selling Stockholder against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the Selling Stockholder may be required to make in respect of such liabilities.


                                  LEGAL MATTERS

         Certain legal matters in connection with the shares of GMA common stock offered hereby have been passed upon for GMA by Kramer Levin Naftalis & Frankel LLP, New York, New York. A member of such firm is a Director of GMA and owns 4,000 shares of GMA common stock and options granted pursuant to the Company's stock option plan to acquire an additional 30,000 shares of GMA common stock.


                                     EXPERTS

         Amper, Politziner & Mattia P.A., independent public accountants, audited our consolidated financial statements and schedules incorporated by reference in this Prospectus and elsewhere in this Registration Statement, as indicated in their report with respect thereto. These documents are incorporated by reference herein in reliance upon the authority of Amper, Politziner & Mattia P.A. as experts in accounting and auditing in giving the report.

         No dealer, salesman or other person has been authorized to give any information or to make representations other than those contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by GMA or the Selling Stockholder. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create an implication that the information herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to or solicitation of offers by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                                 200,000 SHARES


                           GREG MANNING AUCTIONS, INC.

                                  COMMON STOCK



                                   PROSPECTUS


                                DECEMBER __, 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

         The Registrant estimates that expenses payable by the Registrant in connection with the offering described in this Registration Statement will be as follows:

                                                                   Total

SEC registration fee (actual) ................................  $     525
Accounting fees and expenses .................................  $
Legal fees and expenses.......................................  $
Printing and engraving expenses...............................  $
Miscellaneous expenses........................................  $
                                                                ------------


Item 15.  Indemnification of Directors and Officers

         Reference  is  made  to  Section   402(b)  of  the  New  York  Business
Corporation Law (the "NYBCL"), which enables a corporation in its original certificate or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except for the liability of any director if a judgment or other final adjudication adverse to him establishes that (i) his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled or (iii) his acts violated Section 719 of the NBYCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions). The Registrant's Restated Certificate of Incorporation contains provisions permitted by Section 402(b) of the NYBCL.

         Reference also is made to Section 722 of the NYBCL which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and necessarily incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A New York corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

         The Registrant's Restated Certificate of Incorporation provides for indemnification of directors and officers of the Registrant to the fullest extent permitted by the NYBCL. The Registrant has obtained liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Registrant.

Item 16.  Exhibits

Exhibit No.    Description
-----------    -----------

5.1**          Opinion of Kramer Levin Naftalis & Frankel LLP.

23.1*          Consent of Amper, Politziner & Mattia P.A.

23.2**         Consent of Kramer Levin Naftalis & Frankel LLP (contained in the opinion filed as Exhibit
               5.1 hereto).

24.1*          Power of Attorney (contained on the signature page of this Registration Statement).


----------
*        Filed herewith
**       To be filed by amendment


Item 17.  Undertakings

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

         (1)      To file,  during any period in which offers or sales are being
                  made,  a   post-effective   amendment  to  this   Registration
                  Statement:

                  i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  ii. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  iii. To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  provided, however, that clauses (i) and (ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by such clauses is contained in periodic reports file with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 18, 1998.

                                 GREG MANNING AUCTIONS, INC.

                                 By: /s/ Greg Manning
                                    ------------------
                                 Name:  Greg Manning
                                 Title:  Chairman of the Board, President and
                                            Chief Executive Officer



                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Greg Manning, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Signature                  Title                                                Date
---------                  -----                                                ----

/s/ James Smith             Chief Financial Officer (Principal           December 21, 1998
------------------------    Financial and Accounting Officer)
James Smith


/s/ Greg Manning            Chairman of the Board, President and         December 21, 1998
--------------------------  Chief Executive Officer and Director
Greg Manning

/s/ William Tully           Executive Vice President, Chief              December 21, 1998
--------------------------  Operating Officer and Director
William Tully


/s/ Anthony Bongiovanni     Director                                     December 21, 1998
--------------------------
Anthony Bongiovanni

/s/ Albertino Detigueiredo  Director                                     December 21, 1998
--------------------------
Albertino Detigueiredo

/s/ Leon Liebman            Director                                     December 21, 1998
---------------------------
Leon Liebman

/s/ Scott Rosenblum         Director                                     December 21, 1998
---------------------------
Scott Rosenblum



                                  EXHIBIT INDEX


Exhibit No.       Description
-----------       -----------

5.1**             Opinion of Kramer Levin Naftalis & Frankel LLP.

23.1*             Consent of Amper, Politziner & Mattia P.A.

23.2** Consent of Kramer Levin Naftalis & Frankel LLP (contained in the opinion filed as Exhibit 5.1 hereto).

24.1* Power of Attorney (contained on the signature page of this Registration Statement).

---------------
*Filed herewith

**To be filed by amendment